Filed pursuant to Rule 433

Registration Statements Nos. 333-180967

and 333-180967-01

January 8, 2014

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$500,000,000 1.000% Guaranteed Notes Due 2017

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$500,000,000 1.000% Guaranteed Notes Due 2017

Total initial principal amount being issued	$500,000,000

Issue price	99.780%

Pricing date	January 8, 2014

Expected settlement date	January 15, 2014 (T+5)

Maturity date	January 10, 2017, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 5 basis points

Tax call at par

Interest rate	1.000% per annum

Benchmark Treasury	0.625% due December 2016

Benchmark Treasury price	99-13+

Benchmark Treasury yield	0.825%

Spread to benchmark Treasury	Plus 25 basis points

Yield to maturity	1.075%

Date interest starts accruing	January 15, 2014

Interest payment dates	Each January 10 and July 10

First interest payment date	July 10, 2014

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAJ8 / US89153VAJ89

Selling restrictions	European Economic Area, France, UK

Managers	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC BNP Paribas Securities Corp. SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities LLC collect at +1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or SG Americas Securities, LLC toll-free at 1-855-881-2108.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$750,000,000 2.125% Guaranteed Notes Due 2019

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$750,000,000 2.125% Guaranteed Notes Due 2019

Total initial principal amount being issued	$750,000,000

Issue price	99.606%

Pricing date	January 8, 2014

Expected settlement date	January 15, 2014 (T+5)

Maturity date	January 10, 2019, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 10 basis points

Tax call at par

Interest rate	2.125% per annum

Benchmark Treasury	1.500% due December 2018

Benchmark Treasury price	98-24 3⁄4

Benchmark Treasury yield	1.759%

Spread to benchmark Treasury	Plus 45 basis points

Yield to maturity	2.209%

Date interest starts accruing	January 15, 2014

Interest payment dates	Each January 10 and July 10

First interest payment date	July 10, 2014

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAK5 / US89153VAK52

Selling restrictions	European Economic Area, France, UK

Managers	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC BNP Paribas Securities Corp. SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities LLC collect at +1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or SG Americas Securities, LLC toll-free at 1-855-881-2108.

Final Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,250,000,000 3.750% Guaranteed Notes Due 2024

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	$1,250,000,000 3.750% Guaranteed Notes Due 2024

Total initial principal amount being issued	$1,250,000,000

Issue price	99.249%

Pricing date	January 8, 2014

Expected settlement date	January 15, 2014 (T+5)

Maturity date	April 10, 2024, unless earlier redeemed

Day count	30/360

Day count convention	Following, unadjusted

Optional redemption terms	Make-whole call at Treasury Rate plus 15 basis points

Tax call at par

Interest rate	3.750% per annum

Benchmark Treasury	2.750% due November 2023

Benchmark Treasury price	97-31+

Benchmark Treasury yield	2.988%

Spread to benchmark Treasury	Plus 85 basis points

Yield to maturity	3.838%

Date interest starts accruing	January 15, 2014

Interest payment dates	Each April 10 and October 10

First interest payment date (long first coupon)	October 10, 2014

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Negative
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153VAL3 / US89153VAL36

Selling restrictions	European Economic Area, France, UK

Managers	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC BNP Paribas Securities Corp. SG Americas Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Goldman, Sachs & Co. toll-free at 866-471-2526, J.P. Morgan Securities LLC collect at +1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or SG Americas Securities, LLC toll-free at 1-855-881-2108.